Exhibit 99.1

Talkspace to Merge with Hudson Executive Investment Corp., Forming the Only Publicly Traded Pure

Play Virtual Behavioral Health Company

•	Talkspace targets a vast unmet need in behavioral health, improving access and outcomes while reducing costs

•	Transaction and partnership with Hudson Executive Investment Corp. will help Talkspace grow its user base, add partnerships, and expand internationally

•	Hudson Executive Investment Corp. is a SPAC led by Doug Braunstein and Doug Bergeron

•	Hudson Executive Capital has an outstanding track record in healthcare and technology as both an investor and a strategic partner to public companies

•	Pro-forma enterprise value of the transaction is approximately $1.4 billion

•	$300MM fully committed PIPE anchored by leading investors including the Federated Hermes Kaufmann Funds, Jennison Associates LLC, Woodline Partners LP, and Deerfield

•	Investor call at 8:00 AM Eastern on January 13, 2021

New York, January 13, 2021 – Talkspace, the leading digital and virtual behavioral healthcare company, and Hudson Executive Investment Corp. (“HEIC”) (NASDAQ: HECCU, HEC, HECCW), a special purpose acquisition company sponsored by Hudson Executive Capital LP, announced today that they have entered into a definitive merger agreement. The combined company will operate as Talkspace and intends to be listed on NASDAQ under the symbol “TALK”. The transaction values Talkspace at an initial enterprise value of $1.4 billion and will provide the company with $250 million of cash, to be used as growth capital.

Oren Frank, Co-founder and CEO of Talkspace, said, “Roni and I started Talkspace nine years ago to establish a next-generation technology company, exclusively focused on behavioral health, with the mission of opening up access to mental healthcare, improving clinical outcomes, and helping those in need live happier and healthier lives. Today, this mission is more important than ever before. We are proud of the positive impact Talkspace has made and are excited for the next phase in the company’s journey. Hudson Executive’s experience and relationships in healthcare, expertise in capital markets, and alignment with our mission will be invaluable as we continue to grow, innovate and improve mental health outcomes.”

Douglas L. Braunstein, Founder and Managing Partner of Hudson Executive Capital, said, “Talkspace is a purpose-built technology company designed to meet the unmet medical needs in behavioral health by improving access, decreasing costs, improving outcomes, and creating value for patients, providers, and employers. We are excited to be partnering with Talkspace’s exceptional management team and look forward to working together with them.”

Co-founders Roni and Oren Frank will continue to lead Talkspace, along with President, COO and CFO Mark Hirschhorn and the rest of the company’s highly experienced leadership team. Following the closing, Douglas L. Braunstein will serve as Chairman of the company’s new board of directors. Talkspace will also benefit from the strategic contributions of Hudson Executive Capital’s deep bench of healthcare CEO partners.

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Talkspace Overview

Co-founded by Roni and Oren Frank in 2012, Talkspace is the leading digital and virtual behavioral healthcare company. Talkspace promotes behavioral health as a lifestyle, not as a one-time event. The company provides access to an extensive network of certified, credentialed, and professional clinicians through two channels – direct-to-consumer and enterprise – and has leading brand awareness in digital behavioral health.

Talkspace has seen robust user growth, with approximately 46,000 active members, and more than 39 million lives covered by employer or healthcare insurance agreements. The company is differentiated in the market due to its focused offerings as well as its highly-rated app and purpose-built technology designed to enhance access and improve outcomes.

In the United States alone, it is estimated that more than 70 million people suffer from some form of mental illness and that less than half of people with a behavioral illness receive care because of cost, lack of access, or stigma. The COVID pandemic has further highlighted this growing and unmet medical need.

For 2021, Talkspace’s estimated net revenue is $125 million, up approximately 69% from 2020 estimated net revenue.

Summary of the Transaction

The transaction will be funded with HEIC’s $414 million of cash in trust (assuming no redemptions), a $25 million forward purchase from Hudson Executive Capital and an additional $25 million committed by Hudson Executive Capital to backstop redemptions. The transaction is further supported by an oversubscribed $300 million fully committed PIPE at $10.00 per share anchored by leading investors including the Federated Hermes Kaufmann Funds, Jennison Associates LLC, Woodline Partners LP and Deerfield.

Upon closing, it is expected that the company will have an enterprise value of $1.4 billion, or approximately 11x 2021 estimated net revenue, and $250 million of cash on the balance sheet available to fund growth initiatives.

The transaction, which has been unanimously approved by the Boards of Directors of Talkspace and HEIC, is expected to close late in the first quarter or early in the second quarter of 2021, subject to receipt of HEIC stockholder approval, and the satisfaction of other customary closing conditions.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by HEIC today with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Investor Conference Call

Talkspace and HEIC will host an investor conference call to discuss the proposed transaction at 8:00 AM EDT on January 13. The call can be accessed by visiting: https://viavid.webcasts.com/starthere.jsp?ei=1420433&tp_key=ac8ac0dcbe.

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Investor Presentation

A copy of the investor presentation can be found by accessing: https://hudsoninvestcorp.com/investors.

Advisors

J.P. Morgan Securities LLC acted as lead financial advisor and Jefferies acted as financial advisor to Talkspace. Latham & Watkins LLP acted as legal counsel to Talkspace.

Citigroup Inc and J.P. Morgan Securities LLC acted as capital markets advisors and placement agents. Citigroup acted as financial advisor and Milbank LLP acted as legal counsel to Hudson Executive Investment Corp.

About Talkspace

Talkspace is a telebehavioral healthcare company. Its signature psychotherapy and psychiatry product connects individual users with a network of thousands of licensed mental health providers through an easy-to-use and HIPAA-compliant web and mobile platform. With Talkspace, users can send their dedicated providers unlimited text, video, picture and audio messages from anywhere, at any time. Providers engage with clients daily, 5 days a week. Talkspace also provides psychiatry services and prescription fulfillment, adolescent therapy and couples counseling.

About Hudson Executive Investment Corp.

Hudson Executive Investment Corp. is a Special Purpose Acquisition Company formed by Hudson Executive Capital LP (HEC), Douglas L. Braunstein, and Douglas G. Bergeron. HEC is an event-driven investment firm managing over $1.5B in assets. Mr. Braunstein is founder and co-managing partner of HEC and the former CFO and Vice Chairman of JP Morgan. Mr. Bergeron is co-managing partner of HEC and the former Chairman and CEO of VeriFone, Inc. For more information, visit: https://hudsoninvestcorp.com/.

Contacts

For Media:

Gladstone Place Partners

Steve Lipin / Felipe Ucros

212-230-5930

For Investors:

Westwicke, an ICR Company

Bob East / Jordan Kohnstam

443-213-0500

TalkspaceIR@westwicke.com

January 13, 2021

Additional Information and Where to Find It

This press release relates to a proposed transaction between Talkspace and HEIC. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. HEIC intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of HEIC, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all HEIC shareholders. HEIC also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of HEIC are urged to read the registration statement and the related proxy statement/prospectus (including all amendments and supplements thereto) and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by HEIC through the website maintained by the SEC at www.sec.gov.

The documents filed by HEIC with the SEC also may be obtained free of charge at HEIC’S website at https://hudsoninvestcorp.com/investors or upon written request to Hudson Executive Investment Corp., 570 Lexington Avenue, 35th Floor, New York, NY 10022.

Participants in Solicitation

HEIC and its directors and executive officers may be deemed to be participants in the solicitation of proxies from HEIC’s shareholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Talkspace and HEIC, including statements regarding the anticipated benefits of the transaction, the anticipated timing of the transaction, the services offered by Talkspace and the markets in which it operates, and future financial condition and performance of Talkspace and expected financial impacts of the transaction (including future revenue, pro forma enterprise value and cash balance), the satisfaction of closing conditions to the transaction, the PIPE transaction, and the level of redemptions of HEIC’s public shareholders. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on

January 13, 2021

current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of HEIC’s securities, (ii) the risk that the transaction may not be completed by HEIC’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by HEIC, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the merger agreement by the shareholders of HEIC, the satisfaction of the minimum trust account amount following redemptions by HEIC’s public shareholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the business combination, (v) the occurrence of any event, change, or other circumstance that could give rise to the termination of the merger agreement, (vi) the effect of the announcement or pendency of the transaction on Talkspace’s business relationships, performance, and business generally, (vii) risks that the proposed transaction disrupts current plans and operations of Talkspace, (viii) the outcome of any legal proceedings that may be instituted against Talkspace or against HEIC related to the merger agreement or the proposed transaction, (ix) the ability to maintain the listing of HEIC’s securities on The Nasdaq Stock Market, (x) the price of HEIC’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which HEIC plans to operate, variations in performance across competitors, changes in laws and regulations affecting HEIC’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities, and (xii) the risk of downturns in the highly competitive telehealth and teletherapy markets. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of HEIC’s Registration Statement on Form S-4 discussed above and other documents filed by HEIC from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Talkspace and HEIC assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Talkspace nor HEIC gives any assurance that either Talkspace or HEIC will achieve its expectations.